CREDIT AGREEMENT

THIS AGREEMENT dated for reference July 7, 2006 is between:

QUEST CAPITAL CORP., a British Columbia company, having an
office at Suite 300, 570 Granville Street, Vancouver, British Columbia
V6C 3P1

(the "Lender")

AND:

ROCKWELL VENTURES INC., a British Columbia company, having
its chief executive office at Suite 1020, 800 West Pender Street,
Vancouver, BC V6C 2V6

(the "Borrower")

BACKGROUND

A. The Borrower has agreed to advance, indirectly through its wholly-owned subsidiary Rockwell Resources RSA, an initial ZAR 75 million loan to Durnpike (the "Durnpike Loan''), which Durnpike will use to, among other things, complete the acquisition of 51% of the issued share capital of Klipdam and 49% of the issued share capital of HCWD pursuant to the Acquisition Agreement.

B. The Lender has agreed to lend to the Borrower and the Borrower has agreed to borrow from the Lender the aggregate principal amount of $6,000,000, to in part finance the Durnpike Loan, on the terms and subject to the conditions of this Agreement.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1.	Definitions. In this Agreement:

(a)

"Acquisition" means the acquisition by Durnpike of 51% of the issued share capital of Klipdam and 49% of the issued share capital of HCWD, all as more particularly described in the Acquisition Agreement;

(b)

"Acquisition Agreement" means the Sale of Shares Agreement made and entered into as of the 14th day of June, 2006, by and among Durnpike, the trustees of the H C Van Wyk Diamante Trust and certain others, setting out the terms of the Acquisition;

	(c)	"Advance" means the advance of the Facility hereunder;

	(d)	"Bonus Shares" means collectively, the First Tranche Bonus Shares and the Second Tranche Bonus Shares;

	(e)	"Business Day" means a day which is not a Saturday, Sunday or a statutory holiday in British Columbia;

(f)	"Conversion Shares" has the meaning set forth in paragraph 14 below;

(g)	"Durnpike" means Durnpike Investments (Proprietary) Limited, a South African company;

(h)	"Durnpike Loan" means the initial ZAR 75 million loan from the Borrower to Durnpike, the proceeds of which will be used by Durnpike to, among other things, complete the Acquisition;

(i)	"Event of Default" has the meaning set forth in paragraph 12 below;

(j)	"Exchange" means the TSX Venture Exchange;

(k)	"Facility" means the $6,000,000 credit facility granted by the Lender to the Borrower pursuant to this Agreement;

(l)	"First Tranche Bonus Shares" has the meaning set forth in paragraph 5(a) below;

(m)	"HCWD" means H C Van Wyk Diamonds (Proprietary) Limited, a South African company;

(n)	"Klipdam" means Klipdam Diamond Mining Company Limited, a South African company;

(o)	"N9C" means N9C Resources Inc., a Cayman Island company wholly-owned by the Borrower;

(p)	"N10C" means N10C Resources Inc., a Cayman Island company wholly-owned by N9C;

(q)	"Outstanding Balance" has the meaning set forth in subparagraph 4(a) below;

(r)	"Priority Agreement" has the meaning set forth in subparagraph 7(j) below;

(s)	"Rockwell Resources RSA" means Rockwell Resources RSA (Proprietary) Limited, a South African company wholly owned by N10C;

(t)	"Second Tranche Bonus Shares" has the meaning set forth in paragraph 5(b) below;

(u)	"Subordinate Creditors" has the meaning set forth in subparagraph 7(j) below;

(v)	"Subsidiaries" means N9C, N10C and Rockwell Resources RSA and "Subsidiary" shall mean any one of them;

(w)	''Term Sheet" means the Term Sheet for Bridge Credit Facility dated June 27, 2006, between the Borrower and the Lender; and

(x)	"Van Wyk Shares" has the meaning set forth in paragraph 7(i) below.

2.

Facility Advance. Subject to and upon the fulfilment of the conditions precedent contained in paragraph 8 of this Agreement, as the case may be, the Lender will advance the principal amount of the Facility to the Borrower or as the Borrower may otherwise direct (the "Advance"). Prior to the Advance, at the Borrower's request, the Lender will deposit the proceeds of the Advance with the Lender's counsel, in trust for the benefit of the Lender, with such funds to be invested in a daily interest savings trust account by the Lender's counsel, with interest accruing for the Lender's benefit until the Advance.

3.

Use of Proceeds. The Borrower covenants and agrees with the Lender that the Facility proceeds will be used by the Borrower to fund the Durnpike Loan so as to permit Durnpike to pay purchase price payable pursuant to the Acquisition Agreement, and for no other purpose whatsoever without the express written consent of the Lender.

4.	Term and Prepayment.

(a)

The principal amount of the Advance, together with all accrued but unpaid interest, bonus and other costs or charges payable hereunder from time to time in connection with such Advance (collectively the "Outstanding Balance"), will be immediately due and payable by the Borrower to the Lender on March 31, 2007.

(b)	Notwithstanding paragraph (a) hereof, the Outstanding Balance, will be immediately due and payable by the Borrower to the Lender on the earlier of:

(i)

the date of any change of control of the Borrower ("control" being defined as ownership of or control or direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Borrower); or

(ii)	the occurrence of an Event of Default.

(c)

If after the Advance, the Borrower or any of its Subsidiaries sell or otherwise dispose of any assets outside of the ordinary course of business, close one or more equity or debt financings other than the concurrent financing with the Subordinate Creditors, the Borrower will pay or cause to be paid to the Lender all proceeds from such sale, disposition or financing, net of legal fees, financing fees and any other actual out-of- pocket costs incurred by the Borrower in connection with such sale or financing, up to the full amount of the Outstanding Balance, to be applied on account of the Facility. Any payment made under this paragraph will be without notice or penalty.

(d)

In addition to its obligation to prepay the Facility under paragraph 4(c) above, the Borrower may prepay the Outstanding Balance and accrued interest thereon, in either case in whole at any time before maturity, provided that such prepayment is made on the last Business Day of the calendar month and the Borrower as provided to the Lender not less than ten (10) Business Days' prior written notice of its intention to prepay the Facility.

5.	Bonus. As additional consideration for the Advance of the Facility, the Borrower shall pay to the Lender the following bonus:

(a)	428,571 common shares in the capital of the Borrower issued from treasury and delivered to the Lender concurrently with the Advance (the "First Tranche Bonus Shares"), and

(b)

such number of common shares in the capital of the Borrower issued from treasury equal to five percent (5%) of the Outstanding Balance as at September 30, 2006 valued at the 10 day average closing price of the Borrower's common shares through the facilities of the Exchange immediately preceding September 30, 2006, less a 10% discount (the "Second Tranche Bonus Shares").

The Bonus Shares will be subject to a hold period in Canada of four months from their date of issue in accordance with applicable securities laws and the policies of the Exchange, and will bear a legend to that effect.

6.

Interest. From and after January 1, 2007, interest will accrue on the Outstanding Balance at the rate of twenty percent (20%) per annum, calculated daily and compounded monthly (effective annual rate of 21.94%), and be payable by the Borrower to the Lender monthly in arrears, on the last Business Day of every month, as well as after maturity, default and judgment.

7.	Security. As security for the repayment of the Facility the Borrower will execute and deliver to the Lender:

	(a)	a promissory note, in the form attached as Schedule "A" hereto (the "Note");

	(b)	a general security agreement, under which the Borrower will grant to the Lender a first security interest in all of its present and after-acquired personal property;

(c)

a share pledge agreement under which the Borrower will pledge and grant to the Lender a first security interest in 1,000 shares in the capital of N9C, representing all of the issued and outstanding shares of N9C, a wholly-owned subsidiary of the Borrower;

	(d)	a guarantee of N9C, under which N9C will guarantee all indebtedness and liability of the Borrower to the Lender;

(e)

a share pledge agreement under which N9C will pledge and grant to the Lender a first security interest in 1,000 shares in the capital of N10C, representing all of the shares of N10C, a wholly-owned subsidiary of N9C;

	(f)	a guarantee of N10C, under which N10C will guarantee all indebtedness and liability of the Borrower to the Lender;

(g)

a share pledge agreement under which N10C will pledge and grant to the Lender a first security interest in 100 ordinary shares in the capital of Rockwell Resources RSA, representing all of the shares of Rockwell Resources RSA, a wholly-owned subsidiary of N10C;

	(h)	a guarantee of Rockwell Resources RSA under which Rockwell Resources RSA will guarantee all indebtedness and liability of the Borrower to the Lender;

(i)

a pledge and a cession in security under which Rockwell Resources RSA will cede and delegate to the Lender all of its right, title and interest in and to the Durnpike Loan and all security granted thereunder, including but not limited to a pledge of (i) 3,100,000 ordinary shares in the capital of Klipdam and (ii) 290 ordinary shares in the capital of HCWD, representing all of the shares of Klipdam and HCWD, as the case may be, acquired by Durnpike pursuant to the Acquisition and pledged in favour of Rockwell Resources RSA pursuant to the Durnpike Loan, together with all reversionary rights in the remaining 2,000,000 ordinary shares in the capital of Klipdam and 200 ordinary shares in the capital of HCWD pledged to the vendors pursuant to the Acquisition Agreement to secure payment of the deferred portion of the purchase price payable thereunder (collectively, the "Van Wyk Shares");

(j)

a priority agreement (the "Priority Agreement") between the Lender and all other financiers of the Borrower who are indirectly financing the Durnpike Loan (which shall be not less than $8,000,000 in the aggregate) (collectively, the "Subordinate Creditors"), acknowledging the Lender's prior security interest and providing the Lender with priority in respect of all payments made by the Borrower thereunder; and

(k)	such other security as the Lender may require upon completion of its due diligence review of the Borrower and the Acquisition,

all in form and terms satisfactory to the Lender and its counsel (collectively, the "Security").

8.	Conditions Precedent to Advance. As conditions precedent to the Advance under the Facility by the Lender:

	(a)	the Borrower will have:

		(i)	completed all financing arrangements with the Subordinate Creditors, which shall include their execution and delivery of the Priority Agreement;

(ii)

executed and delivered or caused to be executed and delivered all of the Security and the documents, securities and instruments referred therein and the Lender will have completed all registrations and other filings that may be prudent or necessary to perfect the security interests created therein, provided however, that if the Lender shall not have received exchange control approval of the South African Reserve Bank to the Rockwell Resources RSA documents referred to in subparagraphs 7(h) and 7(i) above and the transactions contemplated therein, on or before July 7, 2006, the Borrower shall cause the share certificates representing the Van Wyk Shares to be delivered to the Lender's South African counsel, to be held by the Lender's South African counsel pending receipt of such exchange control approval;

		(iii)	received approval from the Exchange for the transactions contemplated herein, including the issuance of the Bonus Shares and the Conversion Shares;

(iv)

delivered a certified copy of its and each relevant Subsidiary's directors' resolutions authorizing the borrowing of the Facility, the grant of the Security and the execution and delivery of this Agreement and all agreements, documents and instruments referred to herein, together with an officer's certificate, certifying certain factual matters; and

		(v)	caused to be executed and delivered legal opinions of counsel for the Borrower and each of the Subsidiaries,

6

all in form and terms satisfactory to the Lender and its counsel;

(b)

the representations and warranties of the Borrower contained in paragraph 9 will be true and correct in all material respects and the Borrower will have complied with all covenants required to be complied with by it prior to the Advance under the Facility by the Lender;

(c)	there shall have been no adverse material change in the business, operations, assets or ownership of the Borrower or any of the Subsidiaries since the date of the Term Sheet;

(d)

the Lender will have received the approval of its board of directors and completed and, in its sole and absolute discretion, be satisfied with its due diligence review of the Borrower and the Subsidiaries; and

(e)	the Lender will, in its sole and absolute discretion, be satisfied as to the creditworthiness of the Borrower and its Subsidiaries and the adequacy of the collateral security contemplated herein.

If any of the foregoing conditions precedent are not satisfied or waived by the Lender in writing on or before July 14, 2006, this Agreement will terminate, and the Lender will be under no further obligation to the Borrower in connection with the transaction contemplated herein.

9.	Representations and Warranties. The Borrower represents and warrants to the Lender as follows:

(a)

the Borrower exist as a company under the Business Corporations Act (British Columbia), has not discontinued or been dissolved under that Act and is in good standing with respect to the filing of annual reports thereunder;

(b)

each of N9C and N10C exist as a company under the laws of the Cayman Islands, has not discontinued or been dissolved under those laws, and is in good standing with respect to the filing of annual reports thereunder;

(c)

Rockwell Resources RSA exists as a company under the laws of the Republic of South Africa, has not discontinued or been dissolved under those laws, and is in good standing with respect to the filing of annual reports thereunder;

(d)

each of the Borrower and the Subsidiaries has the power and authority to (i) carry on its businesses as now being conducted and is licensed or registered or otherwise qualified in all jurisdictions where in the nature of its assets or the business transacted makes such licensing, registration or qualification necessary, (ii) acquire, own, hold, lease and mortgage or grant security in its assets including real property and personal property and (iii) enter into and perform its obligations under this Agreement and all other documents or instruments delivered hereunder;

(e)

this Agreement and all ancillary instruments or documents issued, executed and delivered hereunder by the Borrower, has been duly authorized by all necessary action of the Borrower and each constitutes or will constitute a legal, valid and binding obligation of each, enforceable against the Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and to the general principles of equity;

(f)

neither the Borrower nor any Subsidiary is in breach of or in default under any material obligation in respect of borrowed money and the execution and delivery of this Agreement and all ancillary instruments or documents issued and delivered hereunder or thereunder, and the performance of the terms hereof and thereof will not be, or result in, a material violation or breach of, or default under the Borrower's or any Subsidiary's constating documents, any law, any judgment, agreement or instrument to which they are a party or may be bound;

(g)

the Security creates a valid first registered charge, lien and security interest on the property and assets of the Borrower and each Subsidiary which have been granted over their respective properties and assets in accordance with the terms thereof;

(h)

except as has been disclosed in the Public Record no litigation or administrative proceedings before any court or governmental authority are presently ongoing, or have been threatened in writing received by the Borrower, or to the best of the Borrower's knowledge are pending, against the Borrower or any Subsidiary or any of their respective properties or assets or affecting any of their properties or assets which could have a material adverse effect on their business, properties or assets;

(i)

the audited annual consolidated financial statements for Borrower for the fiscal year ended June 30, 2005 and the quarterly financial statements for the fiscal period ended February 28, 2006, including all management's discussion and analysis publicly disclosed in connection therewith (collectively, the "Financial Statements''), fairly present the financial affairs of Borrower and the Subsidiaries as of the date to which they are made, and have been prepared in accordance with Canadian generally accepted accounting principles, consistently applied; except as may be otherwise specified in such financial statements or the notes thereto;

(i)

the Borrower is in compliance, in all material respects, with its continuous disclosure obligations under applicable securities laws and, without limiting the generality of the foregoing, there has been no adverse material change (actual, contemplated or threatened) in the property, assets, business or operations of the Borrower or any of its Subsidiaries since the date of release of the Financial Statements, other than as publicly disclosed in writing by the Borrower prior to the date of this Agreement;

(k)

the Borrower and the Subsidiaries are the legal and beneficial owners of or have the right to acquire the interests in the properties, business and assets referred to in the information circulars, prospectuses, annual information forms, offering memoranda, financial statements, material change reports and news releases filed with the Exchange and the Securities Commissions in those jurisdictions in which the Borrower is a reporting issuer on or during the twelve (12) months preceding the date hereof (collectively, the "Public Record"), and any and all agreements pursuant to which the Company holds or will hold any such interest in property, business or assets are in good standing in all material respects under the applicable statutes and regulations of the jurisdictions in which they are situated;

(l)

the Public Record is complete and accurate in all material respects and omits no facts, the omission of which makes the Public Record, or any particulars therein, misleading, misrepresentative or incorrect in any material respect;

(m)

the Borrower and the Subsidiaries have conducted and are conducting their respective businesses in material compliance with all applicable laws, bylaws, rules and regulations of each jurisdiction in which their businesses are now carried on and hold all licenses, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable their businesses to be carried on as now conducted or as proposed to be conducted, and all such licenses, registrations, permits, consents and qualifications are valid and subsisting and in good standing and neither the Borrower nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such licenses, registrations, permits, consents or qualifications which, if the subject of an unfavourable decision, ruling or finding, would materially adversely affect the condition of such businesses, operations, condition (financial or otherwise) or income of the Borrower or any Subsidiary;

(n)

no order ceasing or suspending trading in securities of the Borrower or prohibiting the sale of securities by the Borrower has been issued and no proceedings for this purpose have been instituted or, to the best of the knowledge of the Borrower, are pending, contemplated or threatened;

(o)

neither Canada Revenue Agency nor any other taxation authority has asserted or, to the best of the Borrower's knowledge, has threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Borrower or any Subsidiary filed for any year which would have material adverse effect on the assets, properties, business, results of operations, prospects or condition (financial or otherwise) of the Borrower or any Subsidiary;

(p)	neither the Borrower nor any Subsidiary is a party to any material contract other than as disclosed in the Public Record;

(q)

the Borrower is a reporting issuer (where such concept exists) under the Securities Act of each of British Columbia, Alberta and Ontario, and is in compliance with its material obligations under those Acts and under the rules, regulations and policies of the Exchange, and will use its best efforts to maintain such status, without default, from the date hereof until repayment in full of the Facility to the Lender;

(r)

as at the date of this Agreement, except as disclosed in the Financial Statements, in any filings within any governmental body or securities regulatory authority or to the Lender in writing and as contemplated by this Agreement and in the agreements with the Subordinate Creditors, no holder of outstanding shares in the capital of the Borrower will be entitled to any pre-emptive or any similar rights to subscribe for any of the shares in the capital of the Borrower or other securities of the Borrower;

(s)	upon issuance, the Bonus Shares will be duly and validly issued as fully paid non- assessable common shares in the capital of the Borrower;

(t)	the Borrower has no direct or indirect subsidiary corporations other than the Subsidiaries;

(u)

except as disclosed to the Lender in writing prior to the date of this Agreement, the Borrower and all Subsidiaries own their respective business, operations and assets, as more particularly described in the Public Record, and hold good title thereto, free and clear of all liens, claims or encumbrances whatsoever;

(v)

all factual information previously or contemporaneously furnished to the Lender by or on behalf of the Borrower for purposes of or in connection with this Agreement or any transaction contemplated hereby, is true and accurate in every material respect and such information is not incomplete by the omission of any material fact necessary to make such information not misleading;

(w)

the Borrower and each Subsidiary is solvent and is generally able to pay its debts as they come due and will be able to do so after giving effect to the transactions contemplated in this Agreement; and

	(x)	the chief executive, principal place of business and place where the Borrower and each Subsidiary keep their books and records is located at Suite 1020, 800 West Pender Street, Vancouver, BC V6C 2V6.

10.	Positive Covenants of the Borrower. The Borrower covenants and agrees that so long as any monies will be outstanding under this Agreement, it will:

	(a)	at all times maintain its corporate existence and the corporate existence of all of the Subsidiaries;

	(b)	duly perform its obligations under this Agreement and all other agreements and instruments executed and delivered hereunder or thereunder;

(c)

promptly pay when due all agency or finders' fees incurred by the Borrower that are payable in connection with the Facility or this Agreement and indemnify and save harmless the Lender from all claims in respect of any such fees;

(d)

carry on and conduct its business in a proper business-like manner in accordance with good business practice and will keep or cause to be kept proper books of account in accordance with generally accepted accounting principles;

(e)

at all times comply with all applicable laws, except such voluntary non-compliance as shall, in its good faith business judgment, not have a material adverse effect on the business of the Borrower or any Subsidiary, taken as a whole;

(f)

pay and discharge promptly when due, all taxes, assessments and other governmental charges or levies imposed upon it or upon its properties or assets or upon any part thereof, as well as all claims of any kind (including claims for labour, materials and supplies) which, if unpaid, would by law become a lien, charge, trust or other claims upon any such properties or assets, provided however that the Borrower shall not be required to pay any such tax, assessment, charge or levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books the reserve the extent required by generally accepted accounting principles in an amount which is reasonably adequate with respect thereto;

(g)

furnish and give to the Lender within three (3) Business Days of filing on SEDAR copies of all documents or instruments publicly filed by the Borrower on SEDAR, together with such other reports, certificates, updated financial statements, including monthly internal financial and operational reports and documents and such other information with respect to the Borrower or the Subsidiaries as the Lender may request from time to time during the term of this Agreement;

	(h)	provide the Lender with written notice of any proposed financing made by or to the Borrower concurrently with, but not prior to, public disclosure of such financing;

(i)

furnish and give to the Lender (if such is the case) notice that an Event of Default has occurred and, if applicable, is continuing or notice in respect of any event which would constitute an Event of Default hereunder and specifying the nature of same; and

	(j)	perform and do all such acts and things as are necessary to perfect and maintain the Security provided to the Lender pursuant to this Agreement.

11.	Negative Covenants of the Borrower. The Borrower covenants and agrees with the Lender that the Borrower will not without first obtaining the written consent of the Lender:

(a)

except as set forth in subparagraph (g) hereof and except the security interest granted to the Subordinate Creditors, make, give, create or permit or attempt to make, give or create any mortgage, charge, lien or encumbrance over any assets of the Borrower or any Subsidiary;

	(b)	change the name of the Borrower or any Subsidiary;

	(c)	allot and issue any new shares of any Subsidiary;

	(d)	in respect of itself or any Subsidiary, declare or provide for any dividends or other payments based on share capital;

	(e)	redeem or purchase any of its shares or the shares of any Subsidiary;

(f)

make any sale of or dispose of any substantial or material part of its business, assets or undertaking, or that of any Subsidiary, including its interest in the shares or assets of any Subsidiary outside of the ordinary course of business;

(g)

save and except for purchase money security interests, chattel mortgages, equipment leases entered into in the ordinary course of business, and inter-company loans between the Borrower and any of its Subsidiaries, borrow or cause any Subsidiary to borrow money from any person other than the Lender without first obtaining and delivering to the Lender a duly signed assignment and postponement of claim by such person in favour of the Lender, in form and terms satisfactory to the Lender (and for the purposes of this paragraph, the Lender specifically acknowledges and agrees to the loans from the Subordinate Creditors);

	(h)	in respect of itself or any Subsidiary, pay out any shareholders loans or other indebtedness to non-arm's length parties; or

	(i)	in respect of itself or any Subsidiary, guarantee the obligations of any other person, directly or indirectly.

12.	Events of Default. Each and every of the events set forth in this paragraph will be an event of default ("Event of Default"):

	(a)	if the Borrower fails to make any payment of principal or interest when due hereunder, and such failure continues for two (2) Business Days;

(b)

if either the Borrower or any Subsidiary defaults in observing or performing any material term, covenant or condition of this Agreement or any other collateral document delivered hereunder or in connection with the Facility, other than the payment of monies as provided for in subparagraph (a) hereof, on its part to be observed or performed and such failure continues for five (5) Business Days;

(c)

if the Borrower is in material default of prescribed filings with applicable securities regulatory authorities, the stock exchange or market on which its shares trade (collectively, the "Authorities"), or is subject to any suspension in excess of two (2) trading days or cease trade order issued by any such Authority;

(d)

if any of the Borrower's representations, warranties or other statements in this Agreement or any other collateral document delivered hereunder or in connection with the Facility were at the time given false or misleading in any material respect;

	(e)	if the Borrower defaults, in any material respect, in observing or performing any term, covenant or condition of any debt instrument or obligation by which it is bound;

(f)

if the Borrower permits any sum which has been admitted as due by the Borrower, or is not disputed to be due by it, and which forms or is capable of being made a charge upon any of the assets or undertaking of the Borrower to remain unpaid or not challenged for 30 days after proceedings have been taken to enforce the same;

	(g)	if the Borrower, either directly or indirectly through any Subsidiary, ceases or threatens to cease to carry on business;

(h)

if any order is made or issued by a competent regulatory authority prohibiting the trading in shares of the Borrower or if the Borrower's common shares are suspended or de-listed from trading on any stock exchange;

	(i)	if, in the reasonable opinion of the Lender, an adverse material change occurs in the financial condition of the Borrower;

(j)

if the Lender in good faith and on commercially reasonable grounds believes that the ability of the Borrower and its Subsidiaries to pay any of the Outstanding Balance to the Lender or to perform any of the covenants contained in this Agreement or any other collateral agreement or other document is impaired or any security granted by the Borrower or any Subsidiary to the Lender is or is about to be impaired or in jeopardy;

	(k)	if the Borrower or any Subsidiary petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator or commences any proceedings under any bankruptcy,

insolvency, readjustment of debt or liquidation law of any jurisdiction, whether now or hereafter in effect; or

(l)

if any petition or application for appointment of a trustee, receiver or liquidator is filed, or any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law are commenced, against the Borrower or any Subsidiary which is not opposed by the Borrower or any such Subsidiary in good faith, or an order, judgment or decree is entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceeding.

13.

Effect of Event of Default. If any one or more of the Events of Default occur or occurs and is or are continuing, the Lender may without limitation in respect of any other rights it may have in law or pursuant to this Agreement or any other document or instrument delivered hereunder, demand immediate payment of all monies owing hereunder.

14.

Conversion. At the Lender's option, concurrently with the closing of any equity financing by the Borrower after the date hereof (each a "Financing"), the Outstanding Balance may be converted in whole or in part into fully-paid and non-assessable common shares in the capital of the Borrower (collectively, the "Conversion Shares") at a conversion price equal to the greater of (i) the price per common share paid by subscribers to such Financing less a 3% discount and (ii) $0.65 per common share, subject to a maximum hold period under applicable securities laws and the rules and policies of the Exchange of four (4) months from the date of this Agreement, and further provided that the maximum number of Conversion Shares issuable hereunder shall not exceed 19.9% of the issued and outstanding common shares in the capital of the Borrower at the time of allotment and issue. The Lender shall advise the Borrower no later than two Business Days before the scheduled closing of the Financing by notice in writing in the form attached as Schedule "C" of the amount of the Outstanding Balance that it wishes to convert in respect of any such Financing and the effective date of such conversion and the date of issuance and delivery of all Conversion Shares issuable thereunder shall be the closing date of the Financing.

15.

Lender's Legal Fees. The Borrower will pay for the Lender's legal fees and other costs, charges and expenses (including due diligence expenses) of and incidental to the preparation, execution and completion of this Agreement and the security hereunder, as may be required by the Lender to complete this transaction, including in respect of any enforcement or collection process thereof. All amounts will be payable within 30 days of presentment of an invoice. If not paid within that time, such amount will be added to and form part of the principal amount of the Facility and shall accrue interest from such date as if it had been advanced by the Lender to the Borrower hereunder.

16.

Indemnity. The Borrower agrees to indemnify and save harmless the Lender and each of its directors, officers, employees and agents from and against all liabilities, claims, losses, damages and reasonable costs and expenses in any way caused by or arising directly or indirectly from or in consequence of the occurrence of any Event of Default under this Agreement.

17.	Notices. In this Agreement:

(a)

any notice or communication required or permitted to be given under this Agreement will be in writing and will be considered to have been given if delivered by hand, transmitted by facsimile transmission or mailed by prepaid registered post to the address or facsimile transmission number of each party set out below:

(i)	if to the Lender:

Quest Capital Corp.
Suite 300, 570 Granville Street
Vancouver, BC V6C 3P1

	Attention:	Michael Atkinson
	Fax No:	(604) 681-4692

(ii)	if to the Borrower:

Rockwell Ventures Inc.
Suite 1020, 800 West Pender Street
Vancouver, BC V6C 2V6

	Attention:	Ron Thiessen
	Fax No:	(604) 684-8092

or to such other address or facsimile transmission number as any party may designate in the manner set out above; and

(b)	notice or communication will be considered to have been received:

(i)

if delivered by hand during business hours on a Business Day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next Business Day;

(ii)

if sent by facsimile transmission during business hours on a Business Day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business on the next Business Day; and

(iii)

if mailed by prepaid registered post upon the fifth Business Day following posting; except that, in the case of a disruption or an impending or threatened disruption in postal services every notice or communication will be delivered by hand or sent by facsimile transmission.

18.

Assignment. The Borrower acknowledges and agrees that the Lender may assign all or part of the Facility, this Agreement and all collateral agreements, documents or instruments delivered hereunder to one or more assignees, free from any right of set-off or counterclaim or equity, subject only to the Lender's notification of such assignment or assignments being given in writing to the Borrower.

19.

Agreement to Pay. Upon receipt of written notice and direction from the Lender, the Borrower covenants and agrees to make all payments of interest, principal and bonus due under this Agreement to the Lender and any assignee, pro rata in accordance with their respective proportionate interests in the Facility as set out in such written notice and direction, absent which all such payments may be made to the Lender.

20.	Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

21.	Waivers. No failure or delay on the Lender's part in exercising any power or right hereunder will operate as a waiver thereof.

22.	Remedies are Cumulative. The Lender's rights and remedies hereunder are cumulative and not exclusive of any rights or remedies at law or in equity.

23.	Time. Time is of the essence of this Agreement and all documents or instruments delivered hereunder.

24.

Criminal Code Compliance. In this paragraph the terms "interest", "criminal rate" and "credit advanced" have the meanings ascribed to them in Section 347 of the Criminal Code (Canada) as amended from time to time. The Borrower and the Lender agree that, notwithstanding any agreement to the contrary, no interest on the Facility or the credit advanced by the Lender under this Agreement will be payable in excess of that permitted under the laws of Canada. If the effective rate of interest, calculated in accordance with generally accepted actuarial practices and principles, would exceed the criminal rate on the credit advanced, then:

(a) the elements of return which fall within the term "interest" will be reduced to the extent necessary to eliminate such excess;

(b) any remaining excess that has been paid will be credited towards prepayment of the Facility; and

(c)

any overpayment that may remain after such crediting will be returned forthwith to the Borrower upon demand, and, in the event of dispute, a Fellow of the Canadian Institute of Actuaries appointed by the Lender will perform the relevant calculations and determine the reductions, modifications and credits necessary to effect the foregoing and the same will be conclusive and binding on the parties. This Agreement, the Note and all related agreements and documents will automatically be modified to reflect such modifications without the necessity of any further act or deed of the Borrower and the Lender to give effect to them.

25.

Invalidity. If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby to the fullest extent possible by law.

26.

Governing Laws. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The Borrower submits to the non-exclusive jurisdiction of the Courts of the Province of British Columbia and agrees to be bound by any suit, action or proceeding commenced in such Courts and by any order or judgment resulting from such suit, action or proceeding, but the foregoing will in no way limit the right of the Lender to commence suits, actions or proceedings based on this Agreement in any jurisdiction it may deem appropriate.

27.	Amendment. This Agreement supersedes the Term Sheet and all prior agreements and discussions between the parties with respect to the subject matter set forth herein. This

Agreement may be varied or amended only by or pursuant to an agreement in writing signed by the parties hereto.

28.	Schedules. All Schedules attached hereto will be deemed fully a part of this Agreement.

29.

Further Assurances. The Borrower will, and will cause its Subsidiaries, from time to time and upon reasonable request of the Lender do, execute and deliver all further assurances, acts and documents for the purpose of giving full force and effect to the covenants, agreements and provisions herein contained, including but not limited to all such further assurances, acts and documents as may be required to obtain exchange control approval of the South African Reserve Bank, as contemplated above.

30.	Currency. All references herein to "dollars" or "$" are to Canadian dollars, unless otherwise indicated.

31.	Counterparts. This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement.

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement on the date first above written.

QUEST CAPITAL CORP.

Per:

/s/ "signed"

______________________
Authorized Signatory

Per:

/s/ "signed"

______________________
Authorized Signatory

ROCKWELL VENTURES INC.

Per:

/s/ "signed"

______________________
Authorized Signatory

SCHEDULE "A"

PROMISSORY NOTE

Principal Amount: Cdn.$6,000,000

For value received, ROCKWELL VENTURES INC. (the "Borrower") hereby promises to pay to QUEST CAPITAL CORP. (the "Lender") the principal sum of SIX MILLION CANADIAN DOLLARS (Cdn.$6,000,000) on the earlier of:

(a)	March 31, 2007;

(b)

any change of control of the Borrower ("control" being defined as ownership of or control of direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Borrower); and

(c)	the occurrence of an Event of Default (as defined in the credit agreement between the Borrower and the Lender dated for reference July 7, 2006 (the "Credit Agreement")),

together with interest accruing, if any, on the outstanding principal amount from January 1, 2007 at a rate of TWENTY PERCENT (20%) per annum, compounded monthly (effective annual rate of 21.94%), before and after each of maturity, default and judgment, payable by the Borrower to the Lender monthly in arrears, on the last Business Day of every month.

The Borrower may prepay this promissory note in whole at any time before maturity, without notice or penalty, provided that such prepayment is made on the last Business Day of the calendar month and the Borrower as provided to a Lender not less than ten (10) Business Days' prior written notice of its intention to prepay this promissory note, and without notice upon the occurrence of certain events set out in the Credit Agreement. The undersigned waives demand and presentment for payment, notice of nonpayment, protest, notice of protest and notice of dishonour. This promissory note will be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein. In this promissory note, "Business Day" means a day which is not a Saturday, Sunday or a statutory holiday in British Columbia.

Dated: July <> , 2006.

ROCKWELL VENTURES INC.

Per:

_______________________
Authorized Signatory

SCHEDULE "B"

SUBSIDIARIES

N9C Resources Inc., a Cayman Island company wholly-owned by the Borrower;

N10C Resources Inc., a Cayman Island company wholly-owned by N9C; and

Rockwell Resources RSA (Proprietary) Limited, a South African company wholly owned by N10C.

SCHEDULE "C"

CONVERSION NOTICE

All share certificates issued prior to November 8, 2006 must have imprinted on their face the following:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL NOT TRADE THESE SECURITIES PRIOR TO NOVEMBER 8, 2006.

The undersigned hereby subscribes for ______________ common shares of the Rockwell Ventures Inc. in conversion of $________________ of the Outstanding Balance, at a conversion price of $_______ per common share in accordance with the conversion rights referred to in paragraph 14 of the Credit Agreement dated for reference July 7, 2006, between the undersigned and the Borrower (the "Credit Agreement"). Unless otherwise defined herein, all defined terms in this Conversion Notice shall have the meanings described in the Credit Agreement.

DATED at _____________, this _____________ day of _____________________, 200_.

Quest Capital Corp.
Name

Authorized Signatory

Authorized Signatory

Registration Instructions:	Delivery Instructions:

Account reference, if applicable

Name

Account reference, if applicable	Contact Name

Address

(Telephone Number)

MODIFICATION AGREEMENT

THIS AGREEMENT dated for reference August 21, 2006 is between:

QUEST CAPITAL CORP., a British Columbia company, having an
office at Suite 300, 570 Granville Street, Vancouver, British Columbia
V6C 3P1

(the "Lender")

AND:

ROCKWELL VENTURES INC., a British Columbia company, having
its chief executive office at Suite 1020, 800 West Pender Street,
Vancouver, BC V6C 2V6

(the "Borrower")

BACKGROUND

A. The Lender and the Borrower entered into a credit agreement dated for reference July 7, 2006 (the "Credit Agreement") under which the Lender agreed to advance up to the aggregate principal amount of $6,000,000 to the Borrower (the "Facility").

B. The parties wish to modify the terms of the Credit Agreement to extend the maturity date, to revise the bonus compensation payable to the Lender, and to restructure the security and delivery arrangements in respect thereof, all in accordance with the terms of this Agreement.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1.	Maturity Date. Subparagraph 4(a) of the Credit Agreement is amended and modified by deleting reference to "March 31, 2007" in the fourth line and replacing it with "May 31, 2007".

2.	Bonus Shares.

	(a)	Subparagraph 5(a) of the Credit Agreement is amended and modified by deleting reference to "428,571" in the first line and replacing it with "385,714"; and

	(b)	Subparagraph 5(b) of the Credit Agreement is amended and modified by deleting references to:

		(i)	"September 30, 2006" in the second and fourth lines and replacing them with "November 30, 2006"; and

		(ii)	"five percent (5%)" in the second line and replacing it with "four and one-half percent (4.5%).

3.

Interest. Paragraph 6 of the Credit Agreement is amended and modified by deleting reference to "January 1, 2007" in the first line and replacing it with "March 1, 2007", by deleting the reference to "twenty percent (20%)" in the second line and replacing it with "eighteen percent (18%)" and by deleting "21.94%" in the third line and replacing it with "19.56%".

4.	Security. Paragraph 7 of the Credit Agreement is amended and modified by deleting subparagraph 7(i) in its entirety, and replacing it with following:

"(i.1)	several guarantees of each of Robert Dickinson, David Copeland, Scott Cousens, Jeffrey Mason, Ronald Thiessen and Aziz Shariff, with recourse in each case limited to $1,000,000;".

5.
RSA Security. The Borrower covenants and agrees to use its best efforts to cause to be executed and delivered the guarantee of Rockwell Resources RSA contemplated under subparagraph 7(h) of the Credit Agreement and the opinions of Rockwell Resources RSA's South African counsel, in form and terms satisfactory to the Lender, acting reasonably, on or before September 15, 2006. The Borrower acknowledges that the Lender may advance the Facility to the Borrower prior to the receipt of exchange control approval of the South African Reserved Bank as required and contemplated therein, and further covenants and agrees to proceed diligently with all steps in proceedings as may be prudent or necessary to obtain such exchange control approval of the South African Reserved Bank and to provide the Lender with confirmation of same upon receipt.

6.	Conditions Precedent to Advance.

	(a)	Subparagraph 8(a)(ii) is amended by deleting reference to "and 7(i)" and the reference to "on or before July 7, 2006"; and

	(b)	The final sentence under paragraph 8 is amended and modified by deleting the reference to "July 14, 2006" and replacing it with "September 15, 2006".

7.	Representations and Warranties.

(a)
The Borrower reaffirms and restates each of the representations and warranties set out in paragraph 9 of the Credit Agreement, as of the date of this Agreement, and confirms that no circumstances exist which would constitute an Event of Default (as defined in the Credit Agreement).

	(b)	Paragraph 9 of the Credit Agreement is amended and modified by adding the following:

"(u.1)
Durnpike has completed the Acquisition in accordance with the terms of the Acquisition Agreement, and is now legal and beneficial owner of 51% of the issued share capital of Klipdam and 49% of the issued share capital of HCWD, all as more particularly described in the Acquisition Agreement, and as at the date hereof, there has been no default or other breach of the Acquisition Agreement;

(u.2)
Durnpike has delivered to Tabacks, as agent for Rockwell RSA, all original share certificates representing the Van Wyk Shares (now duly and validly registered in the name of Durnpike) and share transfer and other documents contemplated in the pledge of shares attached as Annexure "A" to the loan agreement in respect of the Durnpike Loan (the "Pledge of Shares"), in form and terms sufficient to effect the unrestricted transfer of the Van Wyk Shares in the event Rockwell RSA or its assignee or successor shall proceed to enforce the Pledge of Shares;".

8.	Defined Terms. Unless otherwise defined herein, all defined terms in this Agreement shall have the meanings ascribed in the Credit Agreement.

9.

Amendment. This Agreement amends and modifies the Credit Agreement and together with it and the documents referred to therein and herein, constitutes the entire agreement between the parties with respect to the subject matter herein. This Agreement may only be modified by further written instrument, signed by each of the parties hereto.

10.

Governing Laws. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The Borrower submits to the exclusive jurisdiction of the Courts of the Province of British Columbia and agrees to be bound by any suit, action or proceeding commenced in such Courts and by any order or judgment resulting from such suit, action or proceeding.

11

Further Assurances. The Borrower shall provide the Lender with such further documents, instruments and assurances as may reasonably be required by the Lender to complete the transactions contemplated herein.

12.	Counterparts. This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together shall form one and the same agreement.

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement on the date first above written.

QUEST CAPITAL CORP.

Per:

/s/ "signed"

_______________________
Authorized Signatory

/s/ "signed"

_______________________
Authorized Signatory

ROCKWELL VENTURES INC.

Per:

/s/ "signed"

_______________________
Authorized Signatory